TREDEGAR REPORTS FIRST QUARTER 2022 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--5/9/2022--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported first quarter financial results for the period ended March 31, 2022.
First quarter 2022 net income from continuing operations was $16.5 million (0.49 per diluted share) compared to net income from continuing operations of $9.6 million ($0.29 per diluted share) in the first quarter of 2021.  Net income from ongoing operations, which excludes special items, was $16.9 million ($0.50 per diluted share) in the first quarter of 2022 compared with $10.1 million ($0.30 per diluted share) in the first quarter of 2021. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three months ended March 31, 2022 and 2021, is provided in Note (a) to the Financial Statements in this press release.
First Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions of $23.9 million was $10.6 million higher than the first quarter of 2021
•EBITDA from ongoing operations for PE Films of $7.0 million was $0.2 million lower than the first quarter of 2021
•EBITDA from ongoing operations for Flexible Packaging Films of $5.0 million was $4.6 million lower than the first quarter of 2021
John Steitz, Tredegar’s president and chief executive officer, said, “Bonnell Aluminum had a record quarter for profitability that included a benefit of $7.1 million from the timing of the flow through of inventory costs. Even without this benefit, we are pleased with its performance in a challenging environment, which included labor shortage, supply chain and inflationary issues. Backlog continues to be robust.”
Mr. Steitz continued, “PE Films continues to make progress in its efforts to reverse the sales and profit declines that occurred in 2021 from previously disclosed product transitions. We should have a better idea by year-end on whether these efforts will translate into a meaningful rebound of growth. Terphane had a good first quarter compared with exceptional results last year, especially considering the heightened cost and competitive pressures that exist in the current economic environment.”
Mr. Steitz further stated, “Debt, net of cash, increased by $63.2 million mainly as a result of the previously disclosed $50 million contribution in February to our frozen pension plan, in conjunction with the initiation of a process to terminate and settle the plan, as well as higher working capital that we typically experience in the first quarter of the year.”
OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (B&C), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2022	2021
Sales volume (lbs)	43,010	44,365	(3.1)%
Net sales	$158,110	$118,125	33.8%
Ongoing operations:
EBITDA	$23,919	$13,302	79.8%
Depreciation & amortization	(4,261)	(4,130)	(3.2)%
EBIT*	$19,658	$9,172	114.3%
Capital expenditures	$2,881	$2,447
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements in this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

First Quarter 2022 Results vs. First Quarter 2021 Results
Net sales (sales less freight) in the first quarter of 2022 increased by 33.8% versus 2021 primarily due to an increase in average selling prices to cover significantly higher aluminum raw material costs and higher operating costs, partially offset by lower sales volume. Sales volume in the first quarter of 2022 decreased by 3.1% versus 2021. Sales volume in the specialty market, which represented 34% of total volume in 2021, decreased 5.2% in the first quarter of 2022 versus 2021. Sales volume in the automotive market, which represented 8% of total volume in 2021, declined 20.0% versus the first quarter of 2021. Non-residential B&C sales volume, which represented 51% of 2021 volume, increased 1.3% in the first quarter of 2022 versus 2021. Strong market demand in this sector has not been fully reflected in Bonnell Aluminum's first quarter 2022 results, due to pandemic-related labor shortages and resulting production inefficiencies. While the average number of direct labor employees at Bonnell Aluminum facilities increased approximately 5% and 3% in the first quarter of 2022 compared to the first and fourth quarters of 2021, respectively, the estimated average labor shortage levels was 143, 133 and 147 workers in the first quarter of 2022 and first and fourth quarters of 2021, respectively. Moreover, onboarding new employees has resulted in higher hiring and training costs in 2022 versus last year. However, current bookings and backlog remain at record high levels.
EBITDA from ongoing operations in the first quarter of 2022 increased by $10.6 million in comparison to the first quarter of 2021 primarily due to:
•Higher pricing ($14.7 million, net of the pass-through of aluminum raw material costs), partially offset by: lower volume ($0.4 million); higher labor and employee-related costs ($1.3 million) and lower labor productivity ($1.1 million); higher maintenance costs ($1.1 million); higher supply expense, including significant price increases in paint, chemicals, packaging and other supplies ($3.8 million); higher freight rates ($1.1 million); and increased selling, general and administrative expenses ($1.5 million); and
•The timing of the flow through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at lower prices in a quickly rising commodity pricing environment, resulted in a benefit of $7.1 million in the first quarter of 2022 versus a benefit of $1.0 million in the first quarter of 2021. The benefit in the first quarter of 2022 was net of an adverse impact from the lag in pricing ($1.8 million), in which products promised to customers at a specified price were shipped in a later period.
Aluminum Extrusions believes that it has adequate supply agreements for aluminum raw materials in 2022 and is in the process of securing supply sources to meet expected needs in 2023. Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2022 ("First Quarter Form 10-Q") for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $31 million in 2022, including $15 million for new enterprise resource planning and manufacturing execution systems ("ERP/MES"), $6 million for infrastructure upgrades at the facilities located in Niles, Michigan, Carthage, Tennessee and Newnan, Georgia and $3 million for other strategic projects. The ERP/MES project is expected to cost $28 million over a two-year time span. In addition to strategic projects, approximately $7 million will be required to support continuity of current operations. Depreciation expense is projected to be $14 million in 2022. Amortization expense is projected to be $2 million in 2022.

PE Films
PE Films produces surface protection films, polyethylene overwrap and polypropylene films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2022	2021
Sales volume (lbs)	10,553	10,244	3.0%
Net sales	$31,131	$27,953	11.4%
Ongoing operations:
EBITDA	$7,047	$7,213	(2.3)%
Depreciation & amortization	(1,595)	(1,420)	(12.3)%
EBIT*	$5,452	$5,793	(5.9)%
Capital expenditures	$581	$1,233
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements in this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

First Quarter 2022 Results vs. First Quarter 2021 Results
Net sales increased by $3.2 million in the first quarter of 2022 versus the first quarter of 2021 primarily due to higher volume in Surface Protection and higher selling prices for overwrap films. Sales volume in Surface Protection increased 5% versus the first quarter of 2021.
EBITDA from ongoing operations in the first quarter of 2022 decreased by $0.2 million versus the first quarter of 2021, primarily due to:
•A $0.9 million decrease from Surface Protection associated with lower sales related to previously disclosed customer product transitions ($1.5 million), competitive pricing pressures for products unrelated to the customer product transitions ($1.4 million) and higher freight expense ($0.2 million), partially offset by higher volume, favorable mix ($1.0 million) and the pass-through lag associated with resin costs (benefit of $0.6 million in the first quarter of 2022 vs. charge of $0.5 million in the first quarter of 2021); and
•A $0.7 million increase from overwrap films primarily related to a benefit from the pass-through lag associated with resin costs (benefit of $0.3 million in the first quarter of 2022 versus a charge of $0.3 million in the first quarter of 2021) and favorable selling, general and administrative expenses ($0.4 million), partially offset by unfavorable mix ($0.2 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the First Quarter Form 10-Q for additional information on resin price trends.
Customer Product Transitions and Other Factors in Surface Protection
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications would be made obsolete by customer product transitions to less costly alternative processes or materials. The Company estimates that these transitions, which principally relate to one customer, adversely impacted pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations for PE Films by $14.8 million during 2021 versus 2020. A total decline of $7 million in pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations due to the transitions is expected in 2022 versus 2021, at which time the transitions are expected to be complete.
The Surface Protection business is also experiencing competitive pricing pressures, unrelated to the customer product transitions, that are expected to adversely impact pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations by approximately $6 million for full year 2022 versus 2021. To offset the expected adverse impact of the customer transitions and pricing pressures, the Company is aggressively pursuing and making progress in generating contribution from sales of new surface protection products, applications and customers and driving production efficiencies and cost savings. Annual contribution to pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations for PE Films from sales of products unrelated to previously disclosed customer product transitions increased $7 million for the two-year period ended December 31, 2021, which excludes the impact of resin pass-

through lag but includes the adverse impact of customer inventory corrections, customer production slowdowns associated with COVID-19-related factors, and a slowdown in the television market in the fourth quarter of 2021.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $5 million in 2022, including $2 million for productivity projects and $3 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $7 million in 2022. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2022	2021
Sales volume (lbs)	26,005	27,408	(5.1)%
Net sales	$39,244	$32,521	20.7%
Ongoing operations:
EBITDA	$5,035	$9,623	(47.7)%
Depreciation & amortization	(550)	(466)	(18.0)%
EBIT*	$4,485	$9,157	(51.0)%
Capital expenditures	$1,545	$1,271
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Statements in this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

First Quarter 2022 Results vs. First Quarter 2021 Results
Sales volume declined by 5.1% during the first quarter of 2022 versus the first quarter of 2021, which reflected the surge in pandemic-related demand. Net sales in the first quarter of 2022 increased 20.7% compared to the first quarter of 2021, primarily due to higher selling prices from the pass-through of higher resin costs and favorable product mix, partially offset by lower sales volume.
EBITDA from ongoing operations in the first quarter of 2022 decreased by $4.6 million versus the first quarter of 2021 primarily due to:
•Higher raw material costs ($6.0 million), higher variable costs ($1.6 million) and lower sales volume ($0.8 million), partially offset by higher selling prices ($4.9 million) from the pass-through of higher resin costs, favorable absorption of fixed costs ($0.4 million) and favorable product mix ($0.3 million);
•Net unfavorable foreign currency translation of Real-denominated operating costs ($0.3 million); and
•Foreign currency transaction losses ($0.9 million) in the first quarter of 2022 compared to foreign currency transaction gains ($0.4 million) in the first quarter of 2021.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the First Quarter Form 10-Q for additional information on polyester fiber and component price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $8 million in 2022, including $4 million for new capacity for value-added products and productivity projects and $4 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $2 million in 2022. Amortization expense is projected to be $0.4 million in 2022.

Corporate Expenses, Interest, Taxes & Other
Corporate expenses, net in the first three months of 2022 remained consistent with the first three months of 2021 as lower stock-based compensation ($0.8 million) was substantially offset by higher professional fees associated with remediation activities related to the Company's previously disclosed material weaknesses in internal control over financial reporting ($0.3 million), non-recurring 2021 transition service fee income, net of corporate costs associated with the divested Personal Care Films business ($0.3 million) and higher professional fees associated with business development activities ($0.1 million).
Interest expense of $0.8 million in the first three months of 2022 remained consistent with the first three months of 2021 as lower average debt levels were offset by higher average interest rates.
The effective tax rate used to compute income tax expense (benefit) for continuing operations in the first three months of 2022 was 4.5%, compared to 24.4% in the first three months of 2021. The decrease in the effective tax rate for continuing operations is primarily due to a discrete benefit recorded in the first quarter of 2022 resulting from the implementation of new U.S. tax regulations associated with foreign tax credits published by the U.S. Treasury and Internal Revenue Service on January 4, 2022. These regulations overhaul various components of the foreign tax credit regime including the determination of creditable foreign taxes and limit the amount of foreign taxes that are creditable against U.S. income taxes. This one-time discrete benefit is expected to reduce the effective tax rate for the remainder of 2022, which will be offset by an expected increase to the effective tax rate as the result of Brazilian income tax no longer being creditable in the U.S. for the foreseeable future. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) to the Financial Statements in this press release was 25.5% for the first three months of 2022 versus 24.4% for the first three months of 2021 (see also Note (e) to the Financial Statements). Refer to Note 9 to the Company's Condensed Consolidated Financial Statements in the First Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) from continuing operations and the U.S. federal statutory rate for 2022 and 2021.
Pension expense under GAAP of $3.5 million in the first three months of 2022 remained consistent with the first three months of 2021. On February 10, 2022, Tredegar announced the initiation of a process to terminate and settle its frozen defined benefit pension plan, which could take up to 24 months to complete. In connection therewith, the Company borrowed funds under its revolving credit agreement and made a $50 million contribution to the pension plan (the “Special Contribution”) to reduce its underfunding and as part of a program within the pension plan to hedge or fix the expected future contributions that will be needed by the Company through the settlement process. The Company expects to realize income tax cash benefits on the Special Contribution of approximately $11 million in 2022. Administrative costs for the pension plan through the settlement process are estimated at $4 to $5 million.
Tredegar’s frozen defined benefit pension plan was underfunded on a GAAP basis by $69 million at December 31, 2021, comprised of investments at fair value of $245 million and a projected benefit obligation (“PBO”) of $314 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though these values change daily. The Company estimates that the Special Contribution and changes to the values of pension plan assets and liabilities resulted in a decrease in the underfunding on a GAAP basis from $69 million at December 31, 2021 to approximately $13 million at March 31, 2022. The ultimate settlement benefit obligation may differ from the PBO, depending on market factors for buyers of pension obligations at the time of settlement.
Prior to the Special Contribution, GAAP pension expense was a reasonable proxy for the Company’s required minimum cash contribution to the pension plan. The Company estimates that, with the Special Contribution, there will be no required minimum cash contributions until final settlement. Pension expense under GAAP is projected to be approximately $14 million in 2022, which is mainly comprised of non-cash amortization of deferred net actuarial losses reflected in the Company’s shareholders’ equity as accumulated other comprehensive losses. Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense is included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Company’s revolving credit agreement (“Credit EBITDA”), which is used to compute certain borrowing ratios and a significant consideration for computing non-GAAP net income (loss) from ongoing operations.
The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the accompanying net sales and EBITDA from ongoing operations by segment tables. However, beginning in 2022 and consistent with excluding GAAP pension expense from Credit EBITDA as described above, GAAP pension expense has been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP for purposes of determining Tredegar’s non-GAAP presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations (see related reconciliation in Note (a) to the Financial Statements in this press release for more information).

Total debt was $131.3 million at March 31, 2022 compared to total debt of $73.0 million at December 31, 2021. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $105.7 million at March 31, 2022 compared to $42.5 million at December 31, 2021. The Company's revolving credit agreement allows for borrowings of up to $375 million and matures in June 2024. The Company believes that its most restrictive covenant (computed quarterly) is the leverage ratio, which permits maximum borrowings of up to 4x Credit EBITDA for the trailing four quarters. The Company had Credit EBITDA and a leverage ratio (calculated in the "Liquidity and Capital Resources" section of the First Quarter Form 10-Q) of $109.9 million and 1.19x, respectively, at March 31, 2022. See Note (h) to the Financial Statements in this press release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. In addition, the Company's current projections for its businesses could be materially affected by the highly uncertain impact of the COVID-19 pandemic. As a consequence, the Company's results could differ significantly from its projections, depending on, among other things, the ultimate impact of the pandemic on employees, supply chains, customers and the U.S. and world economies. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company’s products;
•uncertain economic conditions in countries in which the Company does business, including rising inflation and the effects of the Russian invasion of Ukraine;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
~~•~~movement of pension plan assets and liabilities up through initiating hedging activities to fix underfunding amounts and assumptions thereafter relating to differences between the ultimate settlement benefit obligation and the projected benefit obligation, census data, administrative costs, the effectiveness of hedging activities and discounts required to liquidate non-public securities held by the plan;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;

•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Form 10-K for the year ended December 31, 2021. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2021 sales from continuing operations of $826 million. With approximately 2,400 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Sales	$236,566	$184,822
Other income (expense), net (c)(d)	(267)	760
	236,299	185,582

Cost of goods sold (c)	183,260	141,285
Freight	8,081	6,223
Selling, R&D and general expenses (c)	22,807	20,105
Amortization of intangibles	663	723
Pension and postretirement benefits	3,476	3,540
Interest expense	786	822
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	(9)	169
	219,064	172,867
Income (loss) from continuing operations before income taxes	17,235	12,715
Income tax expense (benefit) (c)	778	3,097
Net income (loss) from continuing operations	16,457	9,618
Income (loss) from discontinued operations, net of tax	(35)	(587)
Net income (loss)	$16,422	$9,031

Earnings (loss) per share:
Basic:
Continuing operations	$0.49	$0.29
Discontinued operations	—	(0.02)
Basic earnings (loss) per share	$0.49	$0.27
Diluted:
Continuing operations	$0.49	$0.29
Discontinued operations	—	(0.02)
Diluted earnings (loss) per share	$0.49	$0.27

Shares used to compute earnings (loss) per share:
Basic	33,654	33,406
Diluted	33,696	33,644

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net Sales
Aluminum Extrusions	$158,110	$118,125
PE Films	31,131	27,953
Flexible Packaging Films	39,244	32,521
Total net sales	228,485	178,599
Add back freight	8,081	6,223
Sales as shown in the Condensed Consolidated Statements of Income	$236,566	$184,822
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$23,919	$13,302
Depreciation & amortization	(4,261)	(4,130)
EBIT (b)	19,658	9,172
Plant shutdowns, asset impairments, restructurings and other (c)	(105)	183
PE Films:
Ongoing operations:
EBITDA (b)	7,047	7,213
Depreciation & amortization	(1,595)	(1,420)
EBIT (b)	5,452	5,793
Plant shutdowns, asset impairments, restructurings and other (c)	(102)	(124)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	5,035	9,623
Depreciation & amortization	(550)	(466)
EBIT (b)	4,485	9,157
Plant shutdowns, asset impairments, restructurings and other (c)	(43)	(38)
Total	29,345	24,143
Interest income	29	7
Interest expense	786	822
Gain on investment in kaléo (d)	—	718
Stock option-based compensation costs	631	468
Corporate expenses, net (c)	10,722	10,863
Income (loss) from continuing operations before income taxes	17,235	12,715
Income tax expense (benefit)	778	3,097
Net income (loss) from continuing operations	16,457	9,618
Net income (loss) from discontinued operations, net of tax	(35)	(587)
Net income (loss)	$16,422	$9,031

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Cash & cash equivalents	$25,648	$30,521
Accounts & other receivables, net	129,559	103,312
Income taxes recoverable	2,512	2,558
Inventories	104,560	88,569
Prepaid expenses & other	17,183	11,275
Current assets of discontinued operations	151	178
Total current assets	279,613	236,413
Property, plant & equipment, net	172,567	170,381
Right-of-use leased assets	13,385	13,847
Identifiable intangible assets, net	13,632	14,152
Goodwill	70,608	70,608
Deferred income taxes	11,409	15,723
Other assets	3,457	2,460
Total assets	$564,671	$523,584
Liabilities and Shareholders’ Equity
Accounts payable	$144,585	$123,760
Accrued expenses	27,012	33,104
Lease liability, short-term	2,119	2,158
Income taxes payable	643	9,333
Current liabilities of discontinued operations	178	193
Total current liabilities	174,537	168,548
Lease liability, long-term	12,361	12,831
Long-term debt	131,250	73,000
Pension and other postretirement benefit obligations, net	28,333	78,265
Other non-current liabilities	6,322	6,218
Shareholders’ equity	211,868	184,722
Total liabilities and shareholders’ equity	$564,671	$523,584

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	2022	2021
Cash flows from operating activities:
Net income (loss)	$16,422	$9,031
Adjustments for noncash items:
Depreciation	5,829	5,463
Amortization of intangibles	663	723
Reduction of right-of-use lease asset	500	549
Deferred income taxes	552	1,017
Accrued pension income and post-retirement benefits	3,506	3,540
Stock-based compensation expense	1,295	576
Gain on investment in kaléo	—	(400)
Changes in assets and liabilities:
Accounts and other receivables	(24,351)	(2,126)
Inventories	(12,622)	(5,442)
Income taxes recoverable/payable	(8,791)	1,102
Prepaid expenses and other	3,323	2,798
Accounts payable and accrued expenses	10,384	(2,517)
Lease liability	(547)	(535)
Pension and postretirement benefit plan contributions	(50,158)	(3,886)
Other, net	(742)	(23)
Net cash (used in) provided by operating activities	(54,737)	9,870
Cash flows from investing activities:
Capital expenditures	(5,086)	(5,259)
Net cash used in investing activities	(5,086)	(5,259)
Cash flows from financing activities:
Borrowings	109,500	32,000
Debt principal payments	(51,250)	(23,000)
Dividends paid	(4,059)	(4,025)
Other	(396)	915
Net cash provided by financing activities	53,795	5,890
Effect of exchange rate changes on cash	1,155	(488)
Increase (decrease) in cash and cash equivalents	(4,873)	10,013
Cash and cash equivalents at beginning of period	30,521	11,846
Cash and cash equivalents at end of period	$25,648	$21,859

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months ended March 31, 2022 and 2021 is shown below:

	Three Months Ended March 31,
($ in millions, except per share data)	2022	2021
Net income (loss) from continuing operations as reported under GAAP[1]	$16.5	$9.6
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.2
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	—	(0.6)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	(3.8)	—
Other	1.5	0.9
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	2.7	—
Net income (loss) from ongoing operations[1]	$16.9	$10.1

Earnings (loss) per share from continuing operations as reported under GAAP (diluted)	$0.49	$0.29
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	—	(0.02)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	(0.11)	—
Other	0.04	0.03
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	0.08	—
Earnings (loss) per share from ongoing operations (diluted)	$0.50	$0.30
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e).
2. Prior to the Special Contribution (see “Corporate Expenses, Interest, Taxes & Other” section of this report), GAAP pension expense was a reasonable proxy for the Company’s required minimum cash contribution to the pension plan. The Company estimates that, with the Special Contribution, there will be no required minimum cash contributions until final settlement. Pension expense under GAAP is projected to be approximately $14 million in 2022, which is mainly comprised of non-cash amortization of deferred net actuarial losses reflected in the Company’s shareholders’ equity as accumulated other comprehensive losses. Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense is included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Company’s revolving credit agreement, which is used to compute certain borrowing ratios and a significant consideration for computing non-GAAP net income (loss) from ongoing operations. Accordingly, beginning in 2022, GAAP pension expense has been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP for purposes of determining Tredegar’s non-GAAP presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations.

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  For more business segment information, see Note 10 to the Company's Condensed Consolidated Financial Statements in the First Quarter Form 10-Q.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months ended March 31, 2022 and 2021 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended March 31, 2022
($ in millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief [2]	0.1	0.1
Total for Aluminum Extrusions	$0.1	$0.1
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	$0.1	$0.1
Total for PE Films	$0.1	$0.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities and other[1]	$1.5	$1.0
Professional fees associated with internal control over financial reporting[1]	0.4	0.3
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[5]	—	(3.8)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[4]	3.4	2.7
Total for Corporate	$5.3	$0.2
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in “Costs of goods sold” in the condensed consolidated statements of income.
4. For more information, see Note 4 in the Notes to the Company's Condensed Consolidated Financial Statements in the First Quarter Form 10-Q.
5. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

	Three Months Ended March 31, 2021
($ in millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief [2]	$(0.2)	$(0.1)
Total for Aluminum Extrusions	$(0.2)	$(0.1)
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	$0.2	$0.1
Total for PE Films	$0.2	$0.1
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
(Gain), net of costs associated with the sale of the Lake Zurich manufacturing facility assets	$0.2	$0.2
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities and other[1]	0.8	0.6
Professional fees associated with internal control over financial reporting[1]	0.2	0.1
Transition service fees, net of corporate costs associated with the divested Personal Care Films business[2]	(0.3)	(0.2)
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	0.1	0.1
Stock compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	0.4	0.3
Total for Corporate	$1.4	$1.1
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income. 2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
(d) A pre-tax gain of $0.7 million on the Company’s investment in kaleo, Inc. ("kaléo") in the three months ended March 31, 2021, which is reported in “Other income (expense), net” in the condensed consolidated statements of income. The gain in the first three months of 2021 includes a $0.3 million dividend received from kaléo. On December 27, 2021, the Company completed the sale of approximate 18% ownership interest in kaléo, which resulted in Tredegar receiving total cash proceeds of $47.1 million.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) from continuing operations as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.

Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three months ended March 31, 2022 and 2021 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2022
Net income (loss) from continuing operations reported under GAAP	$17.2	$0.7	$16.5	4.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	2.1	4.4	(2.3)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.4	0.7	2.7
Net income (loss) from ongoing operations	$22.7	$5.8	$16.9	25.5%
Three Months Ended March 31, 2021
Net income (loss) from continuing operations reported under GAAP	$12.7	$3.1	$9.6	24.4%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.2	—	0.2
(Gains) losses from sale of assets and other	0.5	0.2	0.3
Net income (loss) from ongoing operations	$13.4	$3.3	$10.1	24.4%
(h) Net debt is calculated as follows:

	March 31,	December 31,
(in millions)	2022	2021
Debt	$131.3	$73.0
Less: Cash and cash equivalents	25.6	30.5
Net debt	$105.7	$42.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com